EXHIBIT 10.4

PRIVATE & CONFIDENTIAL

28 July 2025

Ka Miew Hon

Dear Mr. Hon,

LETTER OF EMPLOYMENT

We are pleased to offer you employment in KHEOBA Limited (the “Company”) according to the following terms and conditions:

1. JOB TITLE	:	Chief Executive Officer, Chief Financial Officer

2. DUTIES AND RESPONSIBILITIES	:

Your scope of work includes all assignments given by the Board of Directors of the Company and its Holding Company and/or their assigned nominees.

You will perform the majority of your duties for the Company. The Company reserves the right and discretion to broaden or change your job scope and responsibilities. You shall serve the Company faithfully, diligently and to the best of your ability and shall act in accordance and comply with all lawful instructions and directions of the Company.

3. SALARY	:

Your initial base salary shall be $30,000 and such compensation is subject to annual review and adjustment by the Board.

Salary adjustments are at the discretion of the Company and based on your performance, as well as the Company’s overall business performance and profitability.

The Company reserves the right in its absolute discretion to deduct from your salary any sums which you may owe the Company including without limitation, any overpayment or advances given to you or losses suffered by the Company as a result of your negligence or breach of terms hereunder or any of the Company’s policies and rules.

4. COMMENCEMENT DATE	:	This shall be a fixed term employment contract that shall begin on 28 July 2025 and expire on 28 July 2028. You shall report for duty on 28 July 2025. Parties may renew the term of this contract by either side providing the other party a one month notice before the expiry of this contract.

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5. TERMINATION NOTICE	:

a) By Notice

Any termination of the employment under this Letter shall be communicated by written notice of termination from the terminating party to the other party. The notice of termination shall indicate the specific provision(s) of this Letter relied upon in effecting the termination.

The following events may lead to instant dismissal without notice:

i. Unsatisfactory performance or did not perform up to/Company’s and job’s expectations;

ii. Committing acts that are detrimental to the image of the Company including being convicted for any offence under the Penal Code or being in serious pecuniary embarrassment;

iii. Gross negligence;

iv. Breach of trust, any expressed or implied terms and conditions of service or other major misconduct;

b) Medical Grounds

If you become ill or unfit to perform or carry out properly your duties under this contract of employment, and the Company is of the opinion that the illness whether recurrent or continuous does or might cause you to become unfit to perform or carry out properly your duties under this contract of employment, and the opinion of the Company is confirmed by a medical examination by the Company doctor or other medical practitioner as approved by the Company, this contract of employment may be terminated immediately by either party, and neither party shall have any claims against the other in respect of such termination.

c) No Claim

Upon termination, you shall have no claim of whatsoever nature against the Company.

d) Absenteeism

Absenteeism from work without prior approval/permission shall be considered an act of misconduct and will be subject to disciplinary action.

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6. ANNUAL LEAVE	:	Your annual leave entitlement shall be eighteen (18) days for every twelve (12) months of continuous service. Computation, however, shall be on a calendar year basis. No payment would be made in lieu of leave unutilized.

7. PUBLIC HOLIDAYS	:	The gazetted public holidays shall be notified by the Company from time to time.

8. INSURANCE BENEFITS	:

You are covered under the relevant plan/scheme (as determined by the Company) under the Company’s Group insurance policy and subject to the acceptance of the appointed insurer.

You are required to read and familiarize yourself with the policy which is available at the Company. The Company will not pay for any expenses outside of the insurance coverage.

9. STATUTORY CONTRIBUTIONS/ PAYMENTS	:	Statutory contributions/ payments will be in accordance with the rates stipulated in the relevant legislation in force.

10. BONUS	:	Entitlement of bonus is at the discretion of the Company and based on your performance, as well as the Company’s overall business performance and profitability. Payment of bonus is conditional and subject to you being a full-time employee of the Company at the date of payment.

11. RETIREMENT	:

The retirement age shall be sixty (60) years provided that employment in any particular case may be continued thereafter by mutual agreement between the Company and yourself on mutually agreed new terms and conditions.

In the event that the Company continues your employment or decide to re-employ you, it shall be deemed to be on a year-to-year basis. The re-employment is subject to you being medically fit.

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12. BUSINESS CONDUCT	:

a) Work for Third Parties

You shall devote yourself exclusively to the affairs and business of the Company and will not directly or indirectly in any manner be interested or engaged personally in an advisory capacity or in any capacity whatsoever in any business, trade or interest of any person or company other than that of the Company, except such interest or engagement which has previously been disclosed to the Company in writing and the Company’s prior consent in writing has been given to you in this respect.

b) Devotion of Time

You shall devote yourself exclusively to the business of the Company and shall personally attend thereto at all times during the usual business hours and if necessary, beyond the usual business hours, except in case of incapacity through illness or accident in which case you shall forthwith notify the Directors of the Company of such evidence thereof as they may require.

c) Conflict of Interest

All conflicts of interest or potential conflicts of interest to be declared to the Company prior to accepting the offer of this employment. If it comes to your knowledge after accepting the offer, the conflict or potential conflict should be communicated in writing to the Company without any delay.

d) Confidentiality

You shall not, at any time during your employment with the Company or afterwards, make public, divulge or disclose to any person or entity any information as to the business dealings or affairs of the Company or any of its clients, which may come to your possession or knowledge in the course of your employment with the Company. Should there be a breach of confidentiality, the Company will not hesitate to institute legal proceedings against you.

e) Gifts or Gratuities

You shall not accept gifts, commissions, gratuities or monies from individuals, firms, organizations or their employee, agents or other individuals who conduct or may conduct any business with the Company or Company’s guests. Receipts of such items as listed above by any member of the employee’s family shall be construed as the employee’s acceptance of such items. Any employee found to have accepted gifts, etc., and found to be dishonest will be liable for immediate dismissal. The Company reserves the right to refer such cases to the police as it deems appropriate.

f) Management Prerogatives and Practices

The Company expects all employees to adhere to and fully participate in management decisions and practices. The Company reserves the right to take any action it deems fit on recalcitrant employees.

g) Company’s Property

You shall not do any act or omission that will result in any damage to the property of the Company. Immediately upon the termination of your employment, you shall deliver up to the Company all correspondence, documents and other property of the Company, without exception, which may be in your possession or control.

h) Conduct

You shall conduct yourself with propriety, sobriety and decorum at all times, and shall not at anytime be guilty of any act, default or conduct that will cause or calculated to cause damage to the Company.

i) Liability of Employee

You may be held liable for any loss incurred by the Company arising out of or connected with unauthorized or negligent act on your part and the Company reserves the right to take the necessary action against you to recover such loss.

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13. INTELLECTUAL PROPERTY RIGHTS	:

a) If during your employment with the Company, whether during the course of your duties (whether or not during working hours) or otherwise and whether alone or in conjunction with another, you shall originate or obtain any rights over any work or subject matter (whether or not registrable) and in which Intellectual Property Rights may subsist you shall forthwith disclose the same to the Company and shall [subject to the effect of sub clause (b) below] regard yourself in relation thereto as a trustee for the Company.

b) To the extent that the same does not vest in the Company by operation of law or under this Letter of Employment, you hereby assign to the Company as beneficial owner by way of assignment all present and future Intellectual Property Rights being all your rights title and interest in and to all material written devised or obtained by you and pertaining to the operation or business for the time being of the Company or resulting from or suggested by any work which you shall carry out during the continuance of your employment hereunder or have already done prior to the date of this Letter of Employment and all rights including so called conversion damages for infringement of such Intellectual Property Rights to hold the same absolutely for the entire period of such Intellectual Property Rights and any renewals and extensions thereof and thereafter in perpetuity and you hereby waive such rights of paternity and integrity as you would otherwise have been able to exercise pursuant to any statutory provision or otherwise.

c) You hereby agree and undertake that you will: -

i. Execute such deeds or documents and do all such acts and things as may be necessary or desirable to substantiate and assure the rights of the Company in respect of the matters referred to in this Clause.

ii. Note and report any observed/suspected security weakness.

d) The assignment contained in sub clause (b) above shall not be affected by reason of the termination of your Employment for whatever reason.

e) For the purpose of this Clause, “Intellectual Property Rights” means:

i. Patents and patent applications;

ii. Trade and service marks whether or not registered;

iii. Copyright or like rights in respect of drawings, designs, software and other work in which copyright subsist;

iv. Designs whether registered or unregistered;

v. Rights under any agreement granted by/to third parties to use any of the above.

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14. RULES & REGULATIONS	:	You are required at all times to be aware of and to comply with all applicable laws, rules and regulations, currently in force and implemented from time to time, including those of the Company, (including, but not limited to, any codes of conduct/ ethics, compliance standards). Failure to do so may result in termination of your contract and/ or subject you to disciplinary action as may be deemed fit by the Company in its absolute discretion.

15. ACCEPTANCE OF LETTER OF EMPLOYMENT	:	This Letter of Employment contains terms and conditions applicable to the parties to this contract only and shall not be made available to, referred to or otherwise utilized except for the purpose of consultation with legal or tax professionals. Any use of this letter to solicit better terms from current employers or other potential employers shall be deemed a breach of this agreement and may result in legal action being commenced against you. Failure to commence employment on the agreed date stated herein shall be deemed a breach of this agreement and shall result in legal action being commenced against you to recover the costs and expenses incurred in the engagement and employment process and recruitment of a replacement and loss suffered.

16. CORRECTNESS OF INFORMATION SUPPLIED	:	If it is subsequently discovered that any information given by you in the course of your application or interview with us is untrue or incorrect, or if you have willfully concealed or withheld information which if made known may affect your employment, your employment with the Company may be terminated.

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In the event that any of the representations, warranties and declaration expressed by you herein is incorrect, false, fraudulent, negligent, incomplete or misleading or in any manner whatsoever, then this Letter of Employment and your employment may be terminated forthwith by the Company.

Please sign on the attached copy of this letter to signify your understanding and acceptance of the terms and conditions of this employment within three (3) days from the date of this letter, failing which the offer of employment herein shall be deemed no longer available to you.

Yours sincerely,

for and on behalf of

KHEOBA Limited

Yours faithfully,

/s/ Tien Seng Tong
Tien Seng Tong
DIRECTOR

I, the undersigned, have read the foregoing and have understood and accept the terms and conditions as stipulated herein.

/s/

……………………………………………………

Name : Ka Miew Hon

Date : 28th July 2025

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